Registration No. 33-84894
                                                                 Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 1995

                     MLCC Mortgage Investors, Inc., Seller
                ML Home Equity Loan Pass-Through Certificates,
                    Series 1995-1, Class A-1 and Class A-2

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


         On March 30, 1995, the ML Home Equity Loan Trust 1995-1 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1995-1 (the "Certificates") in an original aggregate principal amount of $331,554,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of March 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

         The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-38 and S-39 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   MLCC Mortgage Loan Delinquency Experience
                            (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------- -------------
Number of revolving credit
  line loans serviced........        15,598        25,056        28,368       31,395          30,571        31,517
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,079,693   $ 1,293,483    $1,353,800   $1,387,217      $1,191,938    $1,202,594
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,358       $ 8,447       $ 8,292      $ 5,450        $  6,634      $  6,427
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 22,989      $ 33,763      $ 39,508     $ 44,104        $ 31,348      $ 22,863
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance of
  revolving credit line loans         2.63%        3.26%         3.53%        3.57%           3.19%         2.44%

                                            MLCC Mortgage Loan Loss Experience
                                                  (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395         30,571         31,517
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,079,693   $1,293,483    $1,353,800   $1,387,217    $ 1,191,938    $ 1,202,594
For the Period:
  Gross Charge-offs
    dollars..................       $ 1,118      $ 3,700       $ 1,860      $ 4,269       $  2,756       $  4,445
  Percentage(1)..............         0.10%        0.29%         0.14%        0.31%          0.23%          0.37%

-------------
      (1) As a percentage of aggregate balance of revolving credit line loans serviced.


         The information contained in the tables set forth after the second paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-40 of the Prospectus Supplement are hereby updated in their entirety as follows:

                                   Dime Portfolio Delinquency Experience
                                          (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1996            1997          1998             1999
                                                -----------     -----------  --------------  ---------------

Number of revolving credit line loans
    serviced.................................        3,356           2,758           2,043             1318
Aggregate loan balance of revolving credit
  line loans serviced........................    $ 163,241       $ 128,391         $86,179          $58,306
Loan balance of revolving credit line loans
  2 months delinquent........................   $ 1,039.34         $808.73         $ 2,307       $ 1,855.08
Loan balance of revolving credit line loans
  3 months or more delinquent................   $ 3,145.08       $3,588.65         $ 2,918       $ 2,833.69
Total of 2 months or more delinquent as a
  Percentage of aggregate loan balance of
  Revolving credit line loans................        2.56%           3.42%           6.06%            8.04%


                                      Dime Portfolio Loss Experience
                                          (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1996            1997          1998             1999
                                                -----------     -----------  --------------  ---------------
As of end of Period:
    Number of revolving credit line loans
     Serviced................................        3,356           2,758           2,043            1.318
    Aggregate loan balance of revolving
       credit
     line loans serviced.....................     $163,241        $128,391         $86,179          $58,306
For the Period:
    Gross charge-offs dollars................        $ 327           $ 130          $  174           $  324
    Percentage(1)............................        0.20%           0.10%           0.20%            0.56%
--------------
      (1)  As a percentage of aggregate balance of Mortgage Loans serviced.


         Additionally, the information contained in the tables entitled (a) "Cut-Off Date Trust Balances of MLCC Mortgage Loans" under the heading "The Mortgage Loan Pool--The MLCC Mortgage Loans" on page S-26 of the Prospectus Supplement and (b) "Cut-off Date Trust Balances of Dime Mortgage Loans" under the heading "The Mortgage Loan Pool--The Dime Mortgage Loans" on page S-31 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 1999, the Loan Balances of the Mortgage Loans:

                      Trust Balances of MLCC Mortgage Loans as of December 31, 1999
                                       Number of                                       % of MLCC Mortgage Loans
      Range of Trust Balances         Mortgage Loans              Trust Balance           by Trust Balance
-----------------------------         --------------             --------------        ------------------------
4,999.99 Or lower                            217                $    515,196.94                 1.41%
5,000-9,999.99                               104                     735,957.97                 2.02%
10,000-14,999.99                              66                     807,496.43                 2.22%
15,000-19,999.99                              50                     882,558.63                 2.42%
20,000-24,999.99                              42                     941,791.44                 2.58%
25,000-29,999.99                              53                   1,445,250.32                 3.96%
30,000-34,999.99                              28                     912,112.21                 2.50%
35,000-39,999.99                              32                   1,208,218.26                 3.31%
40,000-44,999.99                              19                     809,053.01                 2.22%
45,000-49,999.99                              24                   1,156,968.42                 3.17%
50,000-54,999.99                              20                   1,040,117.86                 2.85%
5,5000-5,9999.99                              18                   1,037,236.83                 2.85%
6,0000-6,4999.99                               8                     498,461.28                 1.37%
6,5000-6,9999.99                               7                     468,494.29                 1.29%
70,000-74,999.99                              14                   1,008,962.36                 2.77%
75,000-99,999.99                              38                   3,383,895.22                 9.28%
100,000-149,999.99                            34                   4,116,528.31                11.29%
150,000-199,999.99                            16                   2,839,093.19                 7.79%
200,000-249,999.99                             6                   1,303,508.60                 3.58%
250,000-299,999.99                             4                   1,138,111.36                 3.12%
300,000-349,999.99                             6                   1,903,652.40                 5.22%
350,000-399,999.99                             1                     354,729.08                 0.97%
400,000-449,999.99                             3                   1,251,635.50                 3.43%
500,000-549,999.99                             2                   1,001,274.25                 2.75%
600,000-649,999.99                             1                     637,954.14                 1.75%
2,200,000-2,299,999.99                         1                   2,292,215.80                 6.29%
2,700,000-2,799,999.99                         1                   2,760,706.10                 7.57%
                                      --------------            ---------------        ------------------------
TOTALS                                       815                $ 36,451,180.20               100.00%
                                      ==============            ===============        ========================

                           Trust Balances of Dime Mortgage Loans as of December 31, 1999

                                          Number of                                      % of Dime Mortgage Loans
      Range of Trust Balances          Mortgage loans          Trust Balance                 by Trust Balance
-----------------------------        ------------------       ------------------         ------------------------
$4,999.99 Or lower                          167                 $   354,000.94                   15.75%
5,000-9999.99                                60                     399,215.66                   17.76%
10,000-14,999.99                             28                     332,678.13                   14.80%
15,000-1,999.99                              16                     271,757.62                   12.09%
20,000-24,999.99                              8                     173,053.55                    7.70%
25,000-29,999.99                              3                      76,314.66                    3.39%
30,000-34,999.99                              3                      98,313.34                    4.37%
35,000-39,999.99                              1                      37,910.25                    1.69%
40,000-44,999.99                              3                     126,381.90                    5.62%
45,000-49,999.99                              2                      95,290.72                    4.24%
50,000-54,999.99                              1                      50,740.02                    2.26%
100,000-149,999.99                            2                     232,566.24                   10.34%
                                     ------------------       ------------------         ------------------------
TOTALS                                      294                 $ 2,248,223.03                  100.00%
                                     ==================       ==================         ========================

                             --------------------

                The date of this Supplement is March 31, 2000.